                                                   (METAL MANAGEMENT, INC. LOGO)


                                              METAL MANAGEMENT, INC.
                                              500 N. DEARBORN STREET o SUITE 405
                                              CHICAGO, ILLINOIS 60610
                                              www.mtlm.com
                                              NASDAQ:  MTLM


AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700
rlarry@mtlm.com


FOR IMMEDIATE RELEASE
FEBRUARY 2, 2005


          METAL MANAGEMENT, INC. ANNOUNCES SALES OF $447.6 MILLION, NET
         INCOME OF $29.5 MILLION AND EPS OF $1.19 FOR THE QUARTER ENDED
                                DECEMBER 31, 2004

CHICAGO, IL - FEBRUARY 2, 2005 - METAL MANAGEMENT, INC. (Nasdaq: MTLM), one of the nation's largest full service scrap metal recyclers, today announced results for its third fiscal quarter ended December 31, 2004.

For the third fiscal quarter ended December 31, 2004, consolidated net sales totaled $447.6 million with net income of $29.5 million, or $1.19 per common diluted share. EBITDA(1) (as defined) was $51.9 million in the third fiscal quarter.

THIRD QUARTER HIGHLIGHTS

o Consolidated net sales increased to $447.6 million for the quarter ended December 31, 2004, up 73.7% from $257.7 million for the quarter ended December 31, 2003.

o EBITDA (as defined) increased by over 173% to $51.9 million in the quarter ended December 31, 2004, compared to the EBITDA (as defined) of $19.0 million in the quarter ended December 31, 2003.

o Net income of $29.5 million for the quarter ended December 31, 2004, or $1.19 per common diluted share, compared to net income of $12.6 million, or $0.54 per common diluted share for the quarter ended December 31, 2003.

o A cash dividend of $0.075 per share of common stock was declared on November 29, 2004 to shareholders of record on December 14, 2004, and was paid on December 30, 2004.

----------

(1) EBITDA is defined by the company to be earnings before interest, taxes, depreciation, amortization, non-cash and non-recurring expense (income), income from joint ventures, other income (expense), stock-based compensation expense, and gain (loss) on debt extinguishment. EBITDA is presented because management believes it provides additional information with respect to the performance of its fundamental business activities. Management also believes that debt holders and investors commonly use EBITDA to analyze company performance and to compare that performance to the performance of other companies that may have different capital structures. A reconciliation of EBITDA to GAAP net income is included in the table attached to this release. EBITDA is a measure typically used by many investors, but is not a measure of earnings as defined under Generally Accepted Accounting Principles, and may be defined differently by others.


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YEAR TO DATE HIGHLIGHTS

o Consolidated net sales of $1.2 billion for the nine months ended December 31, 2004, an increase of 73.5% from net sales of $714.7 million for the nine months ended December 31, 2003.

o EBITDA (as defined) increased over 147% to $135.6 million in the nine months ended December 31, 2004, compared to the EBITDA (as defined) of $54.8 million in the nine months ended December 31, 2003.

o Net income of $76.1 million for the nine months ended December 31, 2004, or $3.11 per common diluted share compared to net income of $27.1 million, or $1.22 per common diluted share for the nine months ended December 31, 2003.

o A new four-year credit agreement was entered into in the first quarter that provides access of up to $200 million of credit capacity to support working capital requirements and general corporate purposes.

o A two-for-one common stock split was effected in the form of a stock dividend during the first quarter.

o Long-term borrowings have been reduced by approximately $30 million during the nine months ended December 31, 2004, to approximately $15 million.

METAL MANAGEMENT'S COMMENTARY

Metal Management is pleased to announce solid results for the quarter ended December 31, 2004, making this now 12 consecutive quarters of pre-tax income for our shareholders. Throughout Fiscal 2004 and after nine months in Fiscal 2005, favorable but choppy market conditions fueled by both strong domestic and international demand for steelmaking raw materials, led the company to post net sales of $447.6 million and net income of $29.5 million for the quarter ended December 31, 2004. Our growth in sales and profitability represent increases of about 74% and 134%, respectively, compared to our results for the quarter ended December 31, 2003.

Demand for scrap metal continued to be generally strong in both our ferrous and non-ferrous markets. Our third quarter ferrous yard shipments were over 1.1 million tons, and our non-ferrous yard shipments were 115.4 million pounds for the quarter, both up about 6% from the volumes shipped in the third quarter of our last fiscal year. These shipment results were accomplished in the traditionally slower holiday season.

Operating income in the quarter ended December 31, 2004 more than tripled to $46.1 million, compared to operating income of $14.5 million for the quarter ended December 31, 2003. EBITDA (as defined) remained strong in our third quarter and was $51.9 million, representing an increase of over 173% when compared to EBITDA (as defined) of $19.0 million in the quarter ended December 31, 2003. Our earnings and cash flow generation during Fiscal 2005 have resulted in capitalization that is among the best in the metals sector. As of December 31, 2004, our long-term borrowings constitute less than 5% of total capital.

There was also a milestone of significance during our third quarter. The first cash dividend in the company's history to our common shareholders was paid on December 30, 2004, a reflection of the Board's satisfaction with our operating results and our balance sheet.

Daniel W. Dienst, Chairman, Chief Executive Officer and President concluded, "A note of gratitude to all the Metal Management employees is clearly appropriate. Their continued focus on our operations and judicious use of capital has generated outstanding returns to our shareholders. The men and women of Metal Management have made our company the premier scrap metal recycler in North America."

INVESTOR CONFERENCE CALL

Metal Management will host its Third Quarter Results Conference Call and Webcast at 12:00 PM ET (11:00 AM CT) on February 2, 2005. The conference call can be accessed by dialing 800-299-8538 passcode 97643131. International callers can dial 617-786-2902 passcode 97643131. The conference

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will also be accessible via the web at www.mtlm.com by following the link on the investor section. A replay of the call will be available by dialing 888-286-8010 passcode 88626949 through February 9, 2005. International callers can dial 617-801-6888 passcode 88626949 for the replay.

ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metal recyclers in the United States, with approximately 40 recycling facilities in 13 states.

For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.

                                  * * * * * * *

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2004, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: debt covenants that restrict our ability to engage in certain transactions, cyclicality of the metals recycling industry, commodity price fluctuations, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, impact of export and other market conditions on the business, availability of scrap alternatives, and underfunded defined benefit pension plans.

                             METAL MANAGEMENT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited, in thousands, except per share amounts)



                                                      THREE MONTHS ENDED               NINE MONTHS ENDED
                                                -----------------------------     -----------------------------
                                                DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                    2004            2003              2004             2003
                                                ------------     ------------     ------------     ------------
NET SALES                                       $   447,553      $   257,715      $ 1,239,736      $   714,745
Cost of sales (excluding depreciation)              377,211          222,180        1,051,056          617,691
                                                -----------      -----------      -----------      -----------
Gross profit                                         70,342           35,535          188,680           97,054

Operating expenses:
   General and administrative                        18,431           16,524           53,117           42,248
   Depreciation and amortization                      4,687            4,480           13,896           13,536
   Stock-based compensation expense                   1,128               46            3,299              124
                                                -----------      -----------      -----------      -----------
Total operating expenses                             24,246           21,050           70,312           55,908
                                                -----------      -----------      -----------      -----------
OPERATING INCOME                                     46,096           14,485          118,368           41,146

Income from joint ventures                            3,911            1,811           11,848            3,741
Interest expense                                       (649)          (1,418)          (2,883)          (5,646)
Loss on debt extinguishment                               0                0           (1,653)            (363)
Interest and other income (expense)                    (443)             (74)            (508)            (184)
                                                -----------      -----------      -----------      -----------

Income before income taxes                           48,915           14,804          125,172           38,694
Provision for income taxes                           19,433            2,231           49,112           11,608
                                                -----------      -----------      -----------      -----------
NET INCOME                                      $    29,482      $    12,573      $    76,060      $    27,086
                                                ===========      ===========      ===========      ===========

EARNINGS PER SHARE:
   Basic                                        $      1.26      $      0.59      $      3.29      $      1.29
                                                ===========      ===========      ===========      ===========
   Diluted                                      $      1.19      $      0.54      $      3.11      $      1.22
                                                ===========      ===========      ===========      ===========

CASH DIVIDENDS DECLARED PER SHARE               $     0.075      $     0.000      $     0.075      $     0.000
                                                ===========      ===========      ===========      ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
   Basic                                             23,329           21,444           23,088           21,042
                                                ===========      ===========      ===========      ===========
   Diluted                                           24,833           23,401           24,437           22,272
                                                ===========      ===========      ===========      ===========


    Note: Per share amounts and shares outstanding in the above table reflect the two-for-one stock split which was paid in the form of a stock dividend on April 20, 2004 to stockholders of record on April 5, 2004.

                             METAL MANAGEMENT, INC.
                               EBITDA (AS DEFINED)
                        RECONCILIATION TO GAAP NET INCOME
                            (unaudited, in thousands)



                                                  THREE MONTHS ENDED             NINE MONTHS ENDED
                                               --------------------------    ---------------------------
                                               DECEMBER 31,  DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                   2004          2003            2004           2003
                                               ------------  ------------    ------------   ------------
Net income                                      $  29,482      $  12,573      $  76,060      $  27,086

Add Back:
   Depreciation and amortization                    4,687          4,480         13,896         13,536
   Provision for income taxes                      19,433          2,231         49,112         11,608
   Stock-based compensation expense                 1,128             46          3,299            124
   Income from joint ventures                      (3,911)        (1,811)       (11,848)        (3,741)
   Interest expense                                   649          1,418          2,883          5,646
   Interest and other (income) expense, net           443             74            508            184
   Loss on debt extinguishment                          0              0          1,653            363
                                                ---------      ---------      ---------      ---------

EBITDA (AS DEFINED)                             $  51,911      $  19,011      $ 135,563      $  54,806
                                                =========      =========      =========      =========